EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 26, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Energy Conversion Devices, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2005 which are incorporated by reference in the Registration Statement on Form S-3 effective February 15, 2006. We consent to the incorporation by reference in that Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Southfield, Michigan
February 14, 2006